Exhibit 99.1

IsoRay Announces Second Quarter Fiscal 2017 Financial Results

Management Continues to Expect Stronger Second Half of Fiscal 2017

RICHLAND, Wash., February 8, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced financial results for the second quarter of fiscal 2017, ended December 31, 2016.

Revenue for the second quarter of fiscal 2017 was $1.03 million, a 14% decrease compared to $1.19 million revenue for the second quarter of fiscal 2016. The decrease in revenue is primarily due to the continuing maturation of our recently adopted marketing approach and ongoing training and support for our sales staff following recent changes in personnel. Prostate brachytherapy represented 86% of total revenue for the second quarter of fiscal 2017 compared to 87% in the second quarter of fiscal 2016. Total operating expenses were $1.48 million in the second quarter of fiscal 2017, a modest increase compared to $1.44 million posted in the second quarter of fiscal 2016. Increases in research and development and sales and marketing expenses were offset by a decrease in general and administrative (G&A) expenses of $0.25 million, or 22%. The G&A decrease is primarily due to lower legal fees as well as the absence of one-time costs associated with the retirement of the Company’s former CEO, which were recorded in the second quarter of fiscal 2016.

Operating loss was $1.48 million, a modest increase compared to an operating loss of $1.41 million for the second quarter of fiscal 2016. The net loss was $1.45 million, or $(0.03) per basic and diluted share, compared to a net loss of $1.31 million, or $(0.02), per basic and diluted share, for the same period of fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million shares in both periods. IsoRay had cash, cash equivalents and certificates of deposit of $11.9 million as of December 31, 2016, and no debt.

“While not yet reflected in our financial results, our newly adopted, focused marketing approach that positions IsoRay and Cesium-131 as a leader in brachytherapy for prostate cancer treatment is gaining traction, supported by our recently expanded and experienced sales force. We are continuing to bolster the sales force, and replaced two salespeople in the second quarter. Our sales force now numbers six, which includes four salespeople that are new to IsoRay. We’re also continuing to add content, case studies and other resources to our recently re-branded website, collateral marketing materials and a recently launched expanded social media presence, all in our effort to raise awareness of IsoRay and the advantages of Cesium-131. The sales force has become increasingly effective in delivering IsoRay’s renewed message of commitment to prostate brachytherapy, which has been reinforced during follow-up visits and conversations with senior management, including myself,” said Thomas LaVoy, Chairman and CEO.

“At the same time we are continuing to support and pursue opportunities for Cesium-131 as a treatment for cancers in other areas of the body, including brain, lung, head and neck and gynecological cancers. We believe these areas represent important avenues of potential revenue growth for the Company. During the second quarter, we announced a poster presentation at the Annual Meeting of the Society for Neuro-Oncology that was held in November, which details recurrences of high grade glioma which were treated with surgical removal of the recurrent brain tumor followed by placement of the GammaTile™ radiation therapy system. The GammaTile™ system uses Cesium-131 radiation sources embedded in a collagen carrier and enables very high doses of radiation to be precisely delivered to targeted tissue. At the time of presentation, the median time to recurrence had clearly been extended from four months previously for this group of patients, but remained fully undefined due to the majority of patients still experiencing no recurrence at six months post treatment.”

“Also during the second quarter, we announced the launch of a pilot study using intraoperative placement of Cesium-131 permanent interstitial brachytherapy in resectable high risk recurrent head and neck cancer by Case Western Comprehensive Cancer Center, a leader in cancer research and among the 41 Comprehensive Cancer Centers designated in the U.S. by the National Cancer Institute. The study will evaluate the impact of Cesium-131 therapy on disease control in recurrent head and neck cancers as well as the safety of the approach beginning in early 2017. These are just the two latest examples of the research we are supporting in the other areas of the body that we’re focused on,” continued Mr. LaVoy.

“Our financial results do indicate incremental improvement, with the second quarter operating loss nearly flat year-over-year, despite the 14% decline in revenue. This reflects tight expense control and reallocation of resources toward revenue producing areas such as sales and marketing and research and development. We are also continuing to invest in the automation of our production processes and expect to realize lower costs over the next 12 months from these efforts. Looking ahead, we believe that there is increasing market interest in Cesium-131 and, if revenue levels begin to increase and costs stabilize around current levels, we expect to benefit from increasing operating leverage. We also continue to expect a stronger second half of fiscal 2017, which began on January 1st, and are estimating a revenue increase of approximately 20% year-over-year for the remaining six months of fiscal 2017,” concluded Mr. LaVoy.

For the first six months of fiscal 2017 ended December 31, 2016, revenue was $2.11 million, a 14% decrease compared to revenue of $2.45 million for the same period of fiscal 2016. Prostate brachytherapy represented 88% of total revenue for the first six months of both fiscal 2017 and fiscal 2016. Operating expenses were $3.10 million, a 19% increase compared to $2.61 million for the six months ended December 31, 2015. Operating loss was $3.05 million for the six months ended December 31, 2016, compared to a $2.50 million operating loss for the comparable period of fiscal 2016. The net loss for the six month period was $2.95 million, or $(0.05) per basic and diluted share, compared to a net loss of $2.31 million, or $(0.04), per basic and diluted share, for the six month period of fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million shares in both periods.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington Company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will increase sales, whether the changes to the sales staff will result in increased sales, whether the additional resources being added to IsoRay’s online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will increase revenue, whether further automation of production processes will be completed or will result in lower costs, whether revenue will increase by 20% year-over-year for the remaining six months of fiscal 2017, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, changes in reimbursement rates, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in the six month period that an increase is anticipated, the use of competitors’ products in lieu of our products over the six month period we expect an increase, less favorable reimbursement rates during the six month period we expect an increase, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518

 IsoRay, Inc. and Subsidiaries

 Consolidated Statements of Operations  (Unaudited)

 (Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015

Product sales, net	$1,028	$1,189	$2,109	$2,450
Cost of product sales	1,029	1,162	2,062	2,340
Gross profit / (loss)	(1)	27	47	110

Operating expenses:
Research and development	150	58	322	202
Sales and marketing	496	254	1,020	533
General and administrative	880	1,125	1,807	1,876
Change in estimate of asset retirement obligation (Note 13)	(48)	-	(48)	-
Total operating expenses	1,478	1,437	3,101	2,611

Operating loss	(1,479)	(1,410)	(3,054)	(2,501)

Non-operating income:
Interest income, net	29	56	60	112
Change in fair value of warrant derivative liability	-	43	27	58
Other income	-	-	20	-
Financing and interest expense	-	-	-	-
Non-operating income, net	29	99	107	170

Net loss	(1,450)	(1,311)	(2,947)	(2,331)
Preferred stock deemed dividends	-	-	-	-
Preferred stock dividends	(2)	(3)	(5)	(5)

Net loss applicable to common shareholders	(1,452)	(1,314)	(2,952)	(2,336)

Basic and diluted loss per share	$(0.03)	$(0.02)	$(0.05)	$(0.04)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,017	55,014	55,014	55,013

The accompanying notes are an integral part of these consolidated financial statements.